EXHIBIT (21)

                     SUBSIDIARIES OF LACROSSE FOOTWEAR, INC.

                                       Jurisdiction
                 Name                of Incorporation    Percent Ownership

                                                         Direct    Indirect
    Clintonville Products, Inc.         Wisconsin         100%

    Hillsboro Footwear, Inc.            Wisconsin         100%

    Danner Shoe Manufacturing Co.       Wisconsin         100%

    Rainfair, Inc.                      Wisconsin         100%

    Pro-Trak Corporation                Wisconsin         100%

    Pro-Trak of Virginia, Inc.           Virginia                    100%1


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   1    Direct percent ownership by Pro-Trak Corporation.